EXHIBIT 14.1

Central Virginia Bankshares, Inc.

Central Virginia Bank

Senior Officers

Code of Ethical Conduct

Every Senior Officer of Central Virginia Bank and Central Virginia Bankshares, Inc. is expected to exercise sound judgment, and conduct themselves at all times with integrity, professionalism, and honesty. These characteristics are fundamental requirements of those officers who by the nature of their position have a direct and significant influence on the success and performance of the Company. The manner in which our Senior Officers conduct themselves reflects directly on the public’s perception of our image, and their respect for and trust of the Company.

 Our Company’s Vision:

Central Virginia Bank’s vision is to be widely known as the premier locally managed community bank in the markets we serve, to be trusted, respected and admired for how we deliver quality financial services.

Our Company’s Mission is:

It is the mission of Central Virginia Bank to be viewed as the premier locally owned community bank in the markets we serve. To build and improve shareholder value through profitability by providing quality financial products and services at a fair price enhanced by unparalleled personal service; thereby earning and maintaining the trust and confidence of every customer and shareholder we serve.

Given this general overview, there are specific ethical conduct requirements for the following groups of Senior Officers:

Senior Executive Officers

The senior executive officers have the responsibility for the effective conduct of the Company’s business in such a manner as to produce value for shareholders, while serving the public. In their roles they must not only require ethical and honest conduct by the other Senior Officers, but they are expected to set the standards, and lead by example. Their actions and integrity should be the standard by which all others in the Company are judged. Accordingly, they are expected to:

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Never allow personal interests to override, conflict with, or even appear to conflict with the interests of the Company or its shareholders.

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Ensure honesty, fair dealing, and integrity are practiced by all employees.

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Ensure the preservation, protection, and safety of the Company’s assets and liabilities.

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Require compliance with all applicable laws and regulations.

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Conduct oneself at all times both professionally and personally with uncompromising honesty and integrity.

Senior Financial Officers

Due to their unique position these Officers have direct influence over the Company’s accounting, auditing, overall financial management, internal control processes, public and regulatory financial reporting, and accordingly are expected to:

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Act with honesty and integrity within or outside of the workplace at all times.

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Avoid actual, or even the appearance of any conflict of interest in personal and professional dealings.

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Ensure that all financial information produced and disseminated within or outside the Company is accurate, objective, relevant, and understandable.

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Ensure that Company policies and procedures are adhered to and followed by all employees in area(s) for which they have responsibility.

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Respect the confidentiality of Company and customer information at all times.

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Maintain the Company’s compliance with all applicable federal, state, and local laws and regulations.

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Conduct oneself in an ethical, honest, and respectful manner within the workplace.

All Other Senior Officers

Due to the nature of their position, these Officers have direct influence over the conduct of the Company’s principal business functions such as lending funds to the public, or administering or managing other major functions within the Company and accordingly are expected to:

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Conduct themselves with honesty and integrity within or outside of the workplace at all times.

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Avoid actual, or even the appearance of, any conflict of interest in all personal and/or professional dealings.

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Ensure that Company policies and procedures are satisfied and followed by all employees in the area(s) for which they have responsibility.

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Respect the confidentiality of customer financial information at all times.

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Ensure and maintain compliance with all applicable federal, state, and local laws and regulations, when transacting business with customers.

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Adhere to and enforce compliance with all Company policies and procedures.

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Conduct themselves in an ethical, honest, and respectful manner within the workplace.